Exhibit 10.11

FIRST AMENDED AND RESTATED LOAN AGREEMENT

between

FOUNTAIN POWERBOATS, INC.,

as Borrower,

FOUNTAIN POWERBOAT INDUSTRIES, INC.,

as Parent Guarantor

FOUNTAIN DEALERS’ FACTORY SUPER STORE, INC.,

as Affiliate Guarantor

and

REGIONS BANK

$14,500,000 Term Loan

$2,000,000 Revolving Line of Credit

November 16, 2007

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4.11	No Material Adverse Change	28
4.12	Compliance with Laws	28
4.13	Environmental Compliance	28
4.14	Ownership of Properties	29
4.15	Intellectual Property	30
4.16	Insurance	30
4.17	ERISA	30
4.18	Full Disclosure	30
4.19	No Default	30
4.20	Subsidiaries	30
4.21	First Priority Liens	31
4.22	Labor Relations	31
4.23	Solvency	31
4.24	OFAC; Anti-Terrorism Laws	31

ARTICLE V AFFIRMATIVE COVENANTS		31
5.1	Financial and Business Information. Deliver to the Bank:	31
5.2	Notice of Certain Events	33
5.3	Existence; Franchises; Maintenance of Properties	33
5.4	Compliance with Laws	33
5.5	Payment of Obligations	33
5.6	Maintenance of Books and Records; Inspection	34
5.7	Maintenance of Insurance	34
5.8	Compliance with ERISA	34
5.9	Name Change	34
5.10	OFAC, PATRIOT Act Compliance	34
5.11	Further Assurances	35

ARTICLE VI FINANCIAL COVENANTS		35
6.1	[Intentionally Omitted.]	35
6.2	[Intentionally Omitted.]	35
6.3	[Intentionally Omitted.]	35
6.4	Capital Expenditures	35
6.5	Minimum Consolidated EBITDA	36

ARTICLE VII NEGATIVE COVENANTS		36
7.1	Mergers; Consolidations	36
7.2	Indebtedness	36
7.3	Liens and Encumbrances	37
7.4	Disposition of Assets	37
7.5	Restricted Investments	38
7.6	Restricted Payments	38
7.7	Transactions With Related Persons	39
7.8	Sale-Leaseback Transactions	39
7.9	Certain Amendments	39
7.10	Limitation on Certain Restrictions	40
7.11	No Other Negative Pledges	40
7.12	Partnerships	40

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7.13	Lines of Business	40
7.14	Fiscal Year	40
7.15	Accounting Changes	41
7.16	Additional Covenants of the Parent	41

ARTICLE VIII EVENTS OF DEFAULT; REMEDIES		41
8.1	Events of Default	41
8.2	Remedies	43

ARTICLE IX GUARANTY		44
9.1	The Guaranty	44
9.2	Guaranty Unconditional	45
9.3	Nature of Liability	45
9.4	Independent Obligation	45
9.5	Authorization	46
9.6	Reliance	46
9.7	Waiver	46
9.8	Application; Set-Off	47

ARTICLE X MISCELLANEOUS		48
10.1	Costs, Expenses and Taxes	48
10.2	Indemnification	48
10.3	Waiver of Jury Trial	49
10.4	Waiver of Automatic or Supplemental Stay	49
10.5	Notices	49
10.6	Continuing Obligations	50
10.7	Controlling Law	50
10.8	Successors and Assigns	50
10.9	Assignment and Sale	50
10.10	Entire Agreement	51
10.11	Amendment	51
10.12	Severability	51
10.13	Counterparts	51
10.14	Captions	51

ARTICLE XI AMENDMENT AND RESTATEMENT		51
11.1	Interrelationship with the Original Loan Agreement.	51
11.2	Confirmation of Existing Obligations	52

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FIRST AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDED AND RESTATED LOAN AGREEMENT, dated as of November 16, 2007, is made and entered into by and among FOUNTAIN POWERBOATS, INC., a North Carolina corporation with its principal office at 1653 Whichard’s Beach Road, Washington, North Carolina 27889 (the “Borrower”), FOUNTAIN POWERBOAT INDUSTRIES, INC., a Nevada corporation (the “Parent”), FOUNTAIN DEALERS’ FACTORY SUPER STORE, INC., a North Carolina corporation (the “Affiliate Guarantor”), and REGIONS BANK, an Alabama chartered bank with offices in Charlotte, North Carolina (together with its successors and assigns, the “Bank”).

BACKGROUND STATEMENT

A. The Borrower, the Parent and the Bank are parties to that certain Loan Agreement dated as of September 19, 2005, as amended by that certain First Amendment to Loan Agreement, dated September 29, 2005, and as further amended by that certain Second Amendment to Loan Agreement, dated June 27, 2007 (as amended and modified and in effect on the date hereof prior to this Agreement, the “Original Loan Agreement”);

B. The Borrower, the Parent and the Lender have agreed to amend and restate the Original Loan Agreement in its entirety as, and in accordance with and subject to the terms and conditions, set forth herein;

C. Each of the Borrower and the Parent acknowledges and agrees that the security interests granted to the Bank, pursuant to the Original Loan Agreement and the other “Loan Documents” (as defined in the Original Loan Agreement), shall remain outstanding and in full force and effect in accordance with the Original Loan Agreement and shall continue to secure the Obligations (as defined herein);

D. In order to induce the Bank to extend the Loans (as defined below) to the Borrower, and in consideration of the benefits flowing to the Affiliate Guarantor therefrom (which the Affiliate Guarantor hereby acknowledges and agrees constitutes fair and adequate consideration), the Affiliate Guarantor agrees to guarantee and secure the Obligations (as defined below) as described herein;

E. The Borrower, the Parent, the Affiliate Guarantor and the Bank have agreed for the Bank to provide for the Revolving Loan (as defined below) to be made to the Borrower, and for the existing Term Loan (as defined below) to the Borrower to remain and continue in effect on substantially the same terms and conditions as provided in the Original Loan Agreement

F. The Borrower, the Parent, the Affiliate Guarantor and the Bank acknowledge and agree that (a) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the “Obligations” (as defined in the Original Loan Agreement) arising in connection with the Original Loan Agreement and other “Loan Documents” (as defined in the Original Loan Agreement) executed in connection therewith, (b) the Borrower, the Parent, the Affiliate Guarantor and the Bank intend that the Original Loan Agreement and the other “Loan Documents” (as defined in the Original Loan Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing “Obligations” (as defined in the Original Loan Agreement) under the Original Loan Agreement and the other “Loan Documents” (as defined in the Original Loan Agreement) executed in connection therewith as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations under this Agreement and under the other Loan Documents, and (c) all “Liens” (as defined in the Original Loan Agreement) created by the Original Loan Agreement and the other “Loan Documents” (as defined in the Original Loan Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and

F. The Borrower, the Parent, the Affiliate Guarantor and the Bank intend that (a) the provisions of the Original Loan Agreement be hereby superseded and replaced by the provisions hereof and (b) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation; and

G. The Borrower, the Parent, the Affiliate Guarantor and the Bank intend that (a) the existing Term Note (as defined in the Original Loan Agreement) shall be amended and restated in its entirety by the Term Note (as defined below), (b) the provisions of the Original Loan Agreement related to the Term Loan (as defined below) shall be restated herein but shall not be amended or modified except to reduce the principal amount outstanding to $14,500,000 as provided herein, and (c) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation with respect to the Term Note or the Term Loan.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Bank to make the loans described herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the following terms when used herein shall have the following respective meanings:

“Accounts” shall have the meaning assigned thereto under the UCC.

“Adjusted Base Rate” shall mean an interest rate per annum equal to the sum of (i) the Base Rate, and (ii) the Applicable Margin in effect at such time with respect to such Loan.

“Adjusted LIBOR Rate” shall mean, with respect to any Interest Period, a rate per annum equal to the sum of (i) the quotient obtained (rounded upwards, if necessary, to the next higher  1/100 of one percent) by dividing (A) the LIBOR Rate for such Interest Period by (B) 1.00 minus the Eurodollar Reserve Percentage, and (ii) the Applicable Margin in effect at such time with respect to such Loan.

“Affiliate” shall mean, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise. Notwithstanding anything to the contrary set forth herein, so long as Brunswick Corporation does not own ten percent (10%) or more of the Capital Stock of the Parent, it shall not be considered an Affiliate of the Parent or the Borrower.

“Affiliate Guarantor” shall have the meaning given to such term in the introductory paragraph hereof.

“Agreement” shall mean this First Amended and Restated Loan Agreement and all schedules and exhibits hereto, together with any amendments, modifications, replacements and supplements hereto, any substitutes here for.

“Applicable Margin” shall mean, (i) with respect to LIBOR Loans, 1.75% per annum; (ii) with respect to Base Rate Loans that are Term Loans, 0% per annum; and (iii) with respect to Base Rate Loans that are Revolving Loans, 1% per annum.

“Bank” shall have the meaning given to such term in the introductory paragraph hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.

“Base Rate” shall mean the higher of (i) the rate which the Bank announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.5%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Bank prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above, or below the Bank prime lending rate.

“Base Rate Loan” shall mean, at any time, all or any portion of the Loans that bear interest at the Adjusted Base Rate at such time.

“Borrower” shall have the meaning given to such term in the introductory paragraph hereof.

“Borrowing” shall mean any borrowing of the Loans pursuant to Article II.

“Borrowing Base” shall mean an amount equal to the sum of (i) eighty percent (80%) of Eligible Accounts plus (ii) sixty percent (60%) of Eligible Inventory plus (iii) fifty percent (50%) of Standard Parts Inventory plus (iv) thirty-five percent (35%) of Custom Parts Inventory.

“Borrowing Base Certificate” shall mean a fully completed worksheet in the form attached to Exhibit A hereof, certified by a Responsible Officer of the Borrower.

“Business Day” shall mean each day the Bank is open for business except Saturdays.

“Capital Expenditures” shall mean during any period, the sum of all amounts paid during such period that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Parent and its Subsidiaries as an acquisition of fixed assets or improvements, replacements, substitutions or additions thereto.

“Capitalized Lease” shall mean any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capital Lease.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the frill faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Change in Control” shall mean and be deemed to occur if (i) the Parent ceases to own, beneficially and of record, and control 100% of the total Capital Stock of the Borrower, (ii) any Person, or group of Persons acting in concert, other than Reginald M. Fountain, Jr. shall become the “beneficial owner” of Capital Stock of the Parent representing 25% or more of the combined voting power of the then outstanding Capital Stock of the Parent ordinarily having the right to vote in the election of directors, (iii) during any period of up to twelve (12) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twelve (12) month period were directors of the Parent (together with any new director whose election by the

Parent’s board of directors or whose nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office, or (iv) Reginald M. Fountain, Jr. shall cease to serve as the chief executive officer of the Parent and the Borrower unless the Parent and the Borrower shall have selected a chief executive officer reasonably satisfactory to the Bank.

“Change of Law” shall mean the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, by any Governmental Authority, or compliance by the Bank with any with any request or directive (whether or not having the force of law) of any Governmental Authority.

“Closing Date” shall mean the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 3.1 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit B, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” shall mean, for any Person for any period, the aggregate of (i) Consolidated Net Income of such Person for such period, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense, and minus (iii) interest income, all to the extent taken into account in the calculation of Consolidated Net Income of such Person for such period.

“Consolidated Fixed Charges” shall mean, for any Person for any period of four consecutive fiscal quarters, the aggregate (without duplication) of (i) Consolidated Interest Expense to the extent paid (or required to be paid) in cash during such period, and (ii) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt required to have been made by such Person and its Subsidiaries during such period (whether or not such payments are actually made), including, without limitation, the aggregate principal amount of the Loans due during such period under Sections 2.3 and 2.10 (as such amounts may have been previously adjusted in accordance with the terms of this Agreement as a result of prior prepayments on the Loans, including adjustments made pursuant to Section 2.4).

“Consolidated Indebtedness” shall mean, as of the last day of any fiscal quarter, the aggregate of all Indebtedness (whether or not reflected on the Parent’s or any Subsidiary’s balance sheet) of the Parent and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any Person for any period, the aggregate (without duplication) of (i) total interest expense of such Person and its Subsidiaries for such period in respect of Funded Debt of such Person and its Subsidiaries (including all such interest expense accrued or capitalized during such period, whether or not actually paid during such period), and (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by such Person and its Subsidiaries during such period.

“Consolidated Net Income” shall mean, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries, as determined on consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the (i) total assets of the Parent and its Subsidiaries as of such date, other than assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill, trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense, minus (ii) total liabilities of the Parent and its Subsidiaries as of such date, in each case determined on a consolidated basis in accordance with GAAP.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Costs” shall have the meaning set forth in Section 10.2.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit B.

“Custom Parts Inventory” shall mean inventory (as defined in the UCC) of finished customized parts in Borrower’s possession (not including Eligible Inventory or Standard Parts Inventory) that is held for use or sale in the ordinary course of the Borrower’s business that is less than three (3) months old, is not unmerchantable or obsolete and is subject to a first-priority perfected security interest in favor of the Bank. The value of the Custom Parts Inventory will be determined by the Bank in its sole discretion and will be valued at the lower of cost or market on a first-in, first-out basis.

“Debt to Tangible Net Worth Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (i) Funded Debt as of such date to (ii) Consolidated Tangible Net Worth as of such date.

“Default” shall mean any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

“Default Rate” shall mean an interest rate equal to the Base Rate plus two percent (2.0%) per annum.

“Dollar” or “$” shall mean dollars in lawful currency of the United States of America.

“Eligible Accounts” shall mean only an Account owing to Borrower that is not more than sixty (60) days past the date of the original invoice or thirty (30) days past the date due, that arises in the ordinary course of Borrower’s business and meets the following eligibility requirements: (i) the sale of goods or services reflected in such Account is final and such goods and services have been delivered or provided and accepted by the account debtor and payment for such is owing; (ii) the invoices comprising an Account are not subject to any claims, returns or disputes of any kind; (iii) the account debtor is not insolvent; (iv) the account debtor has its principal place of business in the United States and is not a Sanctioned Person; (v) the account debtor is not an Affiliate of the Borrower and is not a supplier to the Borrower and the account is not otherwise exposed to risk of set-off; (vi) not more than 20% of the original invoices owing to the Borrower by the account debtor are more than sixty (60) days past the date of the original invoice or thirty (30) days past the date due; (vii) the Account is not subject to any lien prior to the lien of Bank; (viii) the Accounts of any single account debtor to the extent that such Accounts, in the aggregate, do not exceed 15% of the Eligible Accounts; and (ix) the Bank does not reasonably determine after inquiry the Account to be doubtful.

“Eligible Inventory” shall mean inventory (as defined in the UCC) of finished goods in Borrower’s possession (not including Standard Parts Inventory or Custom Parts Inventory) that is held for use or sale in the ordinary course of the Borrower’s business that is less than three (3) months old, is not unmerchantable or obsolete and is subject to a first-priority perfected security interest in favor of the Bank. The value of the Eligible Inventory will be determined by the Bank in its sole discretion and will be valued at the lower of cost or market on a first-in, first-out basis.

“Environmental Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same Controlled Group as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plant (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 404lA of ERISA, (iii) the distribution by the Borrower or any ERISA

Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the P8GC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Eurodollar Reserve Percentage” shall mean for any thy that the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall have the meaning specified in Article VIII hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest  1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal thuds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the avenge of the quotations for such day on such transactions received by the Bank from three federal funds brokers of recognized standing selected by the Bank.

“fiscal quarter” or “FQ” shall mean a fiscal quarter of the Parent and its Subsidiaries.

“fiscal year” or “FY” shall mean a fiscal year of the Parent and its Subsidiaries.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of: (i)(A) Consolidated EBITDA of the Parent for such period minus (B) aggregate tax expense to the extent paid in cash by the Borrower and its Subsidiaries during such period minus (C) all dividends and distributions paid in cash by the Parent to its shareholders during such period, to (ii) Consolidated Fixed Charges of the Parent for such period; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio as of September 30, 2005, December 31, 2005 and March 31, 2006, each of Consolidated EBITDA and Consolidated Fixed Charges shall be determined only for the period of one, two consecutive and three consecutive fiscal quarters, respectively, ending on such date.

“Floor Plan Agreement” shall mean that certain Dealer Floor Plan Agreement, dated September 28, 2007, by and among the Affiliate Guarantor, the Borrower, the Parent and the Bank.

“Funded Debt” shall mean all Indebtedness of the Parent and its Subsidiaries (other than Indebtedness of the types referred to in clause (xi) thereof or permitted under Section 7.2(iv)).

“GAAP” shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Parent and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Parent and its Subsidiaries after the date hereof.

“Governmental Authority” shall mean any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guaranteed Obligations” shall have the meaning specified in Section 9.1.

“Guarantors” shall mean each of the Parent and the Affiliate Guarantor.

“Guaranty” shall mean the guaranty made by the Parent and Affiliate Guarantor in favor of the Bank pursuant to the terms of Article IX.

“Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive; corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Indebtedness” shall mean, for any Person, without duplication (i) obligations of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (v) Capitalized Lease Obligations of such Person; (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not drawn upon and in the stated amount thereof); (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above; (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person; (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries; and (xi) obligations under any Hedge Agreement.

“Intellectual Property” shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Period” shall mean with respect to any Borrowing the period commencing on the date of such Borrowing and each subsequent period commencing at midnight of the last day of the preceding Interest Period for such Borrowing, and ending on the last Business Day of each calendar month; provided that any Interest Period for a Term Loan which begins before the Term Maturity Date, and would otherwise end after the Term Maturity Date shall end on the Term Maturity Date; and provided further that any Interest Period for a Revolving Loan which begins before the Revolving Maturity Date, and would otherwise end after the Revolving Maturity Date shall end on the Revolving Maturity Date.

“Investments” shall have the meaning set forth in Section 7.3.

“LIBOR Loan” shall mean, at any time, all or any portion of the Loans that bears interest at the Adjusted LIBOR Rate at such time.

“LIBOR Rate” applicable to any LIBOR Loan shall mean, for the Interest Period of such LIBOR Loan the rate per annum determined on the basis of the tate for deposits in Dollars of amounts equal or comparable to the principal amount of such LIBOR Loan offered for a one-month term, which rate appears on the display designated as Page “3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London time, on the Business Day prior to the first day of such Interest Period.

“Lien” shall mean any mortgage, pledge, by hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loan Documents” shall mean and collectively refer to this Agreement, the Floor Plan Agreement, the Notes, the Security Documents and any and all other agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or in behalf of any Obligor or delivered to the Bank with respect to this Agreement or the Floor Plan Agreement or with respect to the transactions contemplated by this Agreement or the Floor Plan Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes there for, in whole or in part.

“Loans” shall mean the Term Loan and/or the Revolving Loan.

“Lockbox Agreement” shall mean that certain lockbox agreement, by and between Borrower and Bank, entered into pursuant to Section 5.12.

“Material Adverse Effect” or “Material Adverse Change” shall mean a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business, properties or prospects of the Parent and its Subsidiaries, taken as a whole; (ii) the ability of the Parent or any Subsidiary to perform under this Agreement or any other Loan Document in any material respect or any other material contract in any material respect to which any one or more of them is a party; (iii) the legality, validity or enforceability of this Agreement or any other Loan Document; or (iv) the perfection or priority of the Liens of the Bank granted under this Agreement or any other Loan Document or the rights and remedies of the Bank under this Agreement or any other Loan Document (other than a change resulting from any act or omission by the Bank).

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt, collateral assignment of lease or similar agreement or instrument pursuant to which any Obligor grants in favor of the Bank, or a trustee for the benefit of the Bank, a security interest in and Lien upon any fee or leasehold interest in the Realty, as amended, modified, restated or supplemented from time to time.

“Multiemployer Plan” mean any “multiemployer plan” within the meaning of Section 400l(a)(3) of ERISA.

“Notes” shall mean the Term Note and the Revolving Note.

“Obligations” shall mean and include (i) the Loans and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from any Obligor to the Bank of any kind or nature, present or future, arising under this Agreement, the Floor Plan Agreement, the Notes or the other Loan Documents or any Hedge Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; and (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by any Obligor to the Bank under this Agreement or any of the other Loan Documents.

“Obligor” means the Borrower, the Affiliate Guarantor and/or the Parent, individually and collectively, as the context may require.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Original Loan Agreement” shall have the meaning given to such term in the Background Statement.

“Parent” shall have the meaning given to such term in the introductory paragraph hereof.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Liens” shall have the meaning set forth in Section 7.3.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” shall mean a pledge agreement, dated as of the date hereof, made by the Parent and the Bank, as amended, modified, restated or supplemented from time to time.

“Pre-Tax Income” shall mean, for any Person for any period, Consolidated Net Income for such Person, without regard to income tax expense for such period.

“Realty” shall mean the real property owned by the Borrower and set forth on Schedule 4.14.

“Registry” shall mean the office of the Register of Deeds (or comparable Governmental Authority) for each of piece of Realty as set forth on Schedule 4.14.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Responsible Officer” shall mean the President or Chief Financial Officer of the Borrower.

“Revolving Availability” shall mean $2,000,000 minus the amount of all outstanding principal on the Revolving Loan.

“Revolving Borrowing” shall mean any Borrowing of the Revolving Loan.

“Revolving Loan” has the meaning provided in Section 2.6.

“Revolving Loan Maturity Date” shall mean July 12, 2008.

“Revolving Loan Notice” means a notice of a Revolving Borrowing, which notice, if in writing, shall be substantially in the form of Exhibit A, which shall include a fully completed and executed Borrowing Base Certificate.

“Revolving Note” has the meaning provided in Section 2.7.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at

http//www.treas.gov/offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of the date hereof, between the Parent, the Affiliate Guarantor, the Borrower and the Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, the collateral assignment of life insurance policy and all other pledge or security agreements, mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

“Solvent” shall mean as to any Person on any particular date, that such Person (i) has capital sufficient to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

“Standard Parts Inventory” shall mean Inventory (as defined in the UCC) of finished standard parts in Borrower’s possession (not including Eligible Inventory or Custom Parts Inventory) that is held for use or sale in the ordinary course of the Borrower’s business that is less than three (3) months old, is not unmerchantable or obsolete and is subject to a first-priority perfected security interest in favor of the Bank. The value of the Standard Parts Inventory will be determined by the Bank in its sole discretion and will be valued at the lower of cost or market on a first-in, first-out basis.

“Subsidiary” shall mean any corporation, partnership, limited liability company, association or other business entity of which the Parent owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof.

“Term Loan” shall have the meaning set forth in Section 2.1.

“Term Maturity Date” shall mean September 19, 2010.

“Term Note” shall mean the $14,500,000 Amended and Restated Term Note, dated November 16, 2007, and issued by Powerboats in favor of the Bank.

“Terminating Indebtedness” shall have the meaning set forth in Section 3.1(1).

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of North Carolina.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to the Bank prior to the Closing Date; provided that if the Borrower notifies the Bank that it wishes to amend any financial covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Borrower that it wishes to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Bank.

1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the UCC to the extent the same are used or defined therein.

ARTICLE II

TERMS OF THE LOANS

2.1 Term Loan. The Bank agrees, on the terms and conditions of this Agreement and in reliance upon the representations and warranties made hereunder, to make a term loan (the “Term Loan”) to the Borrower in the aggregate principal amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000).

2.2 Term Note. On November 16, 2007, the Borrower executed and delivered to the Bank the Term Note to evidence the Term Loan. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference to the Term Note as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Term Note, the terms of this Agreement shall control.

2.3 Repayment of the Term Loan. The principal of the Term Loan shall be repaid by the Borrower on the last Business Day of each month in accordance with the following schedule:

Month	Principal Amount
September 2005	$54,592.07
October 2005	$54,885.50
November 2005	$55,180.51
December 2005	$55,477.11
January 2006	$55,775.30
February 2006	$56,075.09
March 2006	$56,376.49

April 2006	$56,679.52
May 2006	$56,984.17
June 2006	$57,290.46
July 2006	$57,598.39
August 2006	$57,907.99
September 2006	$58,219.24
October 2006	$58,532.17
November 2006	$58,846.78
December 2006	$59,163.08
January 2007	$59,481.08
February 2007	$59,800.79
March 2007	$60,122.22
April 2007	$60,445.38
May 2007	$60,770.27
June 2007	$61,096.91
July 2007	$61,425.31
August 2007	$61,755.47
September 2007	$62,087.41
October 2007	$62,421.13
November 2007	$62,756.64
December 2007	$63,093.96
January 2008	$63,433.09
February 2008	$63,774.04
March 2008	$64,116.83
April 2008	$64,461.45
May 2008	$64,807.93
June 2008	$65,156.28
July 2008	$65,506.49
August 2008	$65,858.59
September 2008	$66,212.58
October 2008	$66,568.47
November 2008	$66,926.28
December 2008	$67,286.01
January 2009	$67,647.67
February 2009	$68,011.27
March 2009	$68,376.83
April 2009	$68,744.36
May 2009	$69,113.86
June 2009	$69,485.35
July 2009	$69,858.83
August 2009	$70,234.32
September 2009	$70,611.83
October 2009	$70,991.37
November 2009	$71,372.95
December 2009	$71,756.58

January 2010	$72,142.27
February 2010	$72,530.04
March 2010	$72,919.88
April 2010	$73,311.83
May 2010	$73,705.88
June 2010	$74,102.05
July 2010	$74,500.35
August 2010	$74,900.79
Term Maturity Date	$12,646,733.20

Each principal payment made under this Section 2.3 shall be accompanied by payment of all accrued but unpaid interest with respect thereto. If not sooner paid, the unpaid principal balance of the Term Loan and all accrued interest shall be due and payable on the Term Maturity Date. Payments made pursuant to Section 2.4 shall be made in addition to (but not in duplication of) those pursuant to this Section 2.3.

2.4 Optional Prepayment of the Term Loan. At any time and from time to time, the Borrower shall have the right to prepay the Term Loan, in whole or in part, without premium or penalty, upon written notice given to the Bank not later than 11:00 a.m., Charlotte time, one (1) Business Day prior to each intended prepayment of any portion of the Term Loan that is maintained as a Base Rate Loan; provided that any prepayments of the Term Loan shall include interest on the principal amount being repaid; and provided further that, unless made together with all amounts required under Section 2.20 to be paid as a consequence of such prepayment, a prepayment of any portion of the Term Loan that is a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.

2.5 Interest on Term Loan.

(a) At the option of the Borrower and subject to the terms and conditions of this Agreement, the Term Loan shall bear, and the Borrower shall pay, interest from the Closing Date on the unpaid principal balance thereof at either (i) the Adjusted Base Rate for Term Loans or (ii) the Adjusted LIBOR Rate.

(b) So long as no Default or Event of Default has occurred and is continuing, the Borrower may convert any Base Rate Loan into a LIBOR Loan on the last Business Day of any calendar month by providing the Bank written notice at least three (3) Business Days prior to such conversion. The Borrower may convert any LIBOR Loan into a Base Rate Loan at the end of the Interest Period applicable thereto by providing the Bank written notice at least one (1) Business Day prior to such conversion. Any LIBOR Loan for which the Borrower does not provide a notice of conversion as described in the immediately preceding sentence shall, at the end of the applicable Interest Period, be automatically continued as a LIBOR Loan for the subsequent Interest Period.

2.6 Revolving Loan. Subject to the terms and conditions set forth herein, the Bank agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day prior to the Revolving Maturity Date, in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Borrowing Base or the (ii) Revolving

Availability (the “Revolving Commitment”). If, at any time, the aggregate amount of the Revolving Loans exceeds the maximum amount that is permitted to be outstanding at any one time, as provided in this Section 2.6, the Borrower shall immediately pay to the Bank, in cash, the amount of such excess. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.6, prepay under Section 2.10, and reborrow under this Section 2.6. Each Revolving Loan shall be made as a Base Rate Loan.

2.7 Revolving Note. On the Closing Date, the Borrower shall execute and deliver to the Bank the Revolving Note to evidence the Revolving Loan. The Revolving Note shall be in the form of Exhibit C and dated as of the date hereof. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference to the Revolving Note as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Revolving Note, the terms of this Agreement shall control.

2.8 Request for Revolving Borrowing. Each Revolving Borrowing shall be made upon the Borrower’s irrevocable notice to the Bank, which may be given by telephone. Each such notice must be received by the Bank not later than 11:00 a.m. one Business Day prior on the requested date of any Revolving Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.8 must be confirmed promptly by delivery to the Bank of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Borrowing shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

2.9 Interest on the Revolving Loan. The Revolving Loan shall bear, and the Borrower shall pay, interest from the date such Loan is made on the unpaid principal balance thereof at the Adjusted Base Rate for Revolving Loans.

2.10 Repayment of the Revolving Loan. Once the Lockbox Agreement is entered into pursuant to Section 5.12, the Bank shall apply amounts held pursuant to the Lockbox Agreement towards the payment of outstanding principal and accrued interest under the Revolving Loan. The Revolving Loan principal may be prepaid in whole or in part at any time without any prepayment premium, provided that any prepayments of the Revolving Loan shall include interest on the principal amount being repaid. All principal, interest, fees and other amounts then outstanding under the Revolving Note shall be due and payable on the Revolving Maturity Date, or such earlier date as payment of the Revolving Loan shall be due, whether by acceleration or otherwise.

2.11 Use of Loan Proceeds. The proceeds of the Loans shall be used by the Borrower solely (i) to refinance the Terminating Indebtedness, (ii) to pay fees and expenses in connection with the transactions contemplated by this Agreement, and (iii) to provide working capital for the Borrower.

2.12 Payments Generally. All payments (including prepayments) by the Borrower on account of principal, interest and fees on the Loans shall be made in immediately available funds to the Bank at its offices at 6805 Morrison Boulevard, Suite 100, Charlotte, North Carolina 28211, prior to 2:00 p.m., Charlotte time, on the date payment is due, or (i) at such other place as designated in writing by the Bank or (ii) in accordance with wiring instructions designated in writing by the Bank.

2.13 Interest Generally.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it is repaid, at a rate per annum equal to the Adjusted Base Rate. Such interest shall be payable in arrears on the last Business Day of each calendar month while such Base Rate Loan is outstanding and on the date such Base Rate Loan is repaid or converted to a LIBOR Loan.

(b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof.

(c) Interest on the Loans and fees shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(d) Nothing contained in this Agreement or the Notes shall be deemed to establish or require the payment of interest to the Bank at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under this Agreement or the Notes exceeds the maximum rate permitted by governing law, the rate of interest required to be paid hereunder and under the Notes shall be automatically reduced to the maximum rate permitted by governing law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Notes.

2.14 Interest Upon Event of Default. Notwithstanding any other provision of this Agreement to the contrary, upon and during the continuance of any Event of Default under this Agreement, at the option of the Bank without any required notice to the Borrower, the outstanding principal amount of the Loans, and to the full extent permitted by law, all interest accrued on the Loans, shall bear interest at the Default Rate, and such default interest shall be payable on demand. Additionally, and notwithstanding any other provision of this Agreement, upon application of the Default Rate to the Loans pursuant to this Section, any portion of the Term Loan that is maintained as a LIBOR Loan then outstanding shall immediately and automatically be converted into a Base Rate Loan.

2.15 Taxes. All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to the Loans or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any governmental authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by the Bank’s net income, (ii) franchise taxes imposed on the Bank by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof, and (iii) taxes imposed on the Bank’s income. In the event that the Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to the Loans or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank all receipts and other additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made.

2.16 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Bank reasonably determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Bank reasonably determines that the LIBOR Rate will not adequately and fairly reflect the cost to the Bank of funding a LIBOR Loan for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist (i) the obligation of the Bank to fund LIBOR Loans shall be suspended and (ii) all then outstanding LIBOR Loans shall be converted to Base Rate Loans, and during such suspension period all payments of principal which would otherwise be applied to repay LIBOR Loans shall be applied to repay Base Rate Loans. At the end of any such suspension period, the Bank shall promptly notify Borrower of the end of the suspension period, and Borrower shall be allowed, in its sole discretion, to reconvert the then outstanding principal amount of the Base Rate Loans to LIBOR Loans.

2.17 Illegality. If, after the date hereof, any Change of Law, or any change in interpretation or administration thereof by any Governmental Authority, or compliance by the Bank with any request or directive (whether or not having the force of law) by any Governmental Authority, shall make it unlawful or impossible for the Bank to make, maintain or fund LIBOR Loans, then the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to fund LIBOR Loans shall be suspended. If the Bank shall determine that it may not lawfully continue to maintain and fund LIBOR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the LIBOR Loans, together with accrued interest thereon and any amount due the Bank pursuant to Section 2.20(a). Concurrently with prepaying each of the LIBOR Loans, the Borrower shall borrow a Base Rate Loan with respect to each LIBOR Loan in a principal amount equal to the respective amount of such LIBOR Loan from the Bank, and the Bank shall make such Base Rate Loans.

2.18 Increased Cost and Reduced Return.

(a) If after the date hereof, a Change of Law or compliance by the Bank with any request or directive (whether or not having the force of law) of any Governmental Authority:

(i) shall impose, modify or deem applicable any new reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank; or

(ii) shall impose on the Bank or on the United States market for certificates of deposit or the London interbank market any other new condition affecting LIBOR Loans, the Notes or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b) If the Bank shall have determined that after the date hereof, any Change of Law, or any change in the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) by any Governmental Authority, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

(c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 2.18 shall be applicable with respect to any participant, assignee or other transferee, and any calculations required by such provisions shall be made based upon the circumstances of such participant, assignee or other transferee.

2.19 Base Rate Loans Substituted for Affected LIBOR Loans. If (i) the obligation of the Bank to make or maintain LIBOR Loans has been suspended pursuant to Section 2.17 or (ii) the Bank has demanded compensation under Section 2.18, and the Borrower shall, by at least five (5) Business Days’ prior notice to the Bank, have elected that the provisions of this Section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all then outstanding LIBOR Loans shall be converted into Base Rate Loans and all payments of principal which would otherwise be applied to repay the LIBOR Loans shall be applied to repay its Base Rate Loans instead. At the end of any such suspension period, the Bank shall promptly notify Borrower of the end of the suspension period, and Borrower shall be allowed, in its sole discretion, to reconvert the then outstanding principal amount of the Base Rate Loans to LIBOR Loans.

2.20 Compensation. Upon the request of the Bank, delivered to the Borrower , the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense incurred by the Bank as a result of:

(a) any payment or prepayment of any portion of the Term Loan maintained as a LIBOR Loan on a date other than the last day of an Interest Period for such LIBOR Loan; or:

(b) any failure by the Borrower to prepay any portion of the Term Loan maintained as a LIBOR Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such portion of the Term Loan maintained as a LIBOR Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such portion of the Loan maintained as a LIBOR Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such portion of the Term Loan maintained as a LIBOR Loan provided for herein over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in London interbank market.

ARTICLE III

CLOSING; CONDITIONS OF CLOSING AND BORROWING

3.1 Conditions of Closing. The obligation of the Bank to make the Loans hereunder is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Bank shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Bank shall have requested:

(i) from each of the parties hereto, a duly executed counterpart of this Agreement signed by such party;

(ii) a duly executed Term Note for the account of the Bank;

(iii) a duly executed Revolving Note for the account of the Bank;

(iv) the Security Agreement, duly completed and executed by the Parent, the Affiliate Guarantor and the Borrower, in form and substance satisfactory to the Bank;

(v) the Pledge Agreement, duly completed and executed by the Parent, together with any certificates evidencing the Capital Stock being pledged thereunder and undated assignments separate from certificate for any such certificate, duly executed in blank, each in form and substance satisfactory to the Bank;

(vi) a collateral assignment of life insurance policy with respect to the insurance policies maintained by any Obligor on the life of Reginald M. Fountain, Jr., in form and substance satisfactory to the Bank; and

(vii) an opinion of counsel to the Obligors dated as of the Closing Date and addressed to the Bank, in form and substance satisfactory to the Bank.

(b) Closing Certificate. The Bank shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of each Obligor, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying that (i) all representations and warranties of the Parent, the Affiliate Guarantor and the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date, both immediately before and after giving effect to the making of the Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the making of the Loans and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the making of the Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since June 30, 2007, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 3.1 have been satisfied or waived as required hereunder.

(c) Secretary’s Certificate. The Bank shall have received a certificate of the secretary or an assistant secretary of each of the Parent, the Affiliate Guarantor and the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such party, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such party executing this Agreement or any of such other Loan Documents, and attaching all such copies of the documents described above.

(d) Good Standings. The Bank shall have received a certificate as of a recent date of the good standing or existence of the Parent, the Affiliate Guarantor and the Borrower under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) Consents; Approvals. All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement or the other Loan Documents shall have been obtained, without the imposition of conditions that are not acceptable to the Bank, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Bank shall have received such copies thereof as it shall have reasonably requested.

(f) Lien Searches. The Bank shall have received certified reports from an independent search service satisfactory to it listing any federal tax lien filing or Uniform Commercial Code financing statement that names the Parent, the Affiliate Guarantor or the Borrower, as debtor in any of the jurisdictions listed beneath its name on Schedule I to the Security Agreement, and the results thereof shall be reasonably satisfactory to the Bank.

(g) Recording and Filing. The Bank shall have received evidence that the Mortgages have each been duly recorded in the Registry, that UCC-l Financing Statements naming each Obligor as debtor and the Bank as secured party and describing the collateral encumbered by the Security Documents have been duly filed in each jurisdiction necessary to perfect the Liens created by the Security Documents and that all other filings and action needed to provide the Bank with a perfected, first priority security interest in the collateral described in the Security Documents have occurred.

(h) Real Property. The Bank shall have received any other documents, as may be reasonably requested by the Bank, relating to the Parent’s or the Borrower’s owned or leased Realty listed on Schedule 4.14, including without limitation (i) mortgagee title insurance policies which shall: (A) be from a title insurance company acceptable to the Bank and each such policy in an amount acceptable to the Bank; (B) ensure that each Mortgage creates a valid first lien in the Realty covered by such Mortgage, free and clear of all defects and encumbrances (except those acceptable to the Bank); (C) name the Bank as the insured party thereunder; (D) be in the form of ALTA Loan Policy- 1992 (amended 10-17-92) or other form approved by the Bank; (E) provide mechanic’s lien protection; and (F) contain such endorsements and effective coverage as the Bank may reasonably require, including without limitation, an ALTA Form 6 Variable Rate Endorsement, an ALTA Form 9 Comprehensive Endorsement, a usury endorsement, an access endorsement, a “same as survey” endorsement, a letter of credit endorsement and a “future advances” endorsement, or the equivalent, and (ii) flood certifications for each parcel of Realty, in form and substance satisfactory to the Bank and its counsel.

(i) Insurance. The Bank shall have received certificates of insurance evidencing the insurance coverages described on Schedule 4.16 and all other or additional coverages required under the Security Documents and naming the Bank as loss payee or additional insured, as its interests may appear.

(j) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or other governmental authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises from, the making of the Loans.

(k) Fees; Expenses. The Obligors shall have paid (i) to the Bank, the fees required to be paid to them on the Closing Date, and (ii) all other fees and reasonable expenses required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Loan Documents.

(l) No Material Adverse Change. Since June 30, 2007, both immediately before and after giving effect to the consummation of this Agreement, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(m) Other Documents. The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in form and substance satisfactory to the Bank and its counsel.

3.2 Conditions Precedent to Subsequent Revolving Borrowings. The obligation of the Bank to make each Revolving Loan, including the initial Revolving Loan, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and completed, or the satisfaction and completion thereof waived by the Bank.

(a) Loan Payment/Advance Request Form. Bank shall have received, as and when required, a completed and executed Revolving Loan Notice.

(b) Representations and Warranties; No Event of Default. The representations and warranties referenced in Article IV and in the other Loan Documents shall be true and correct on and as of the date of such Revolving Loan Notice and on the effective date of each Revolving Loan as though made at and as of each such date, and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Revolving Loan (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date). The making of each Revolving Loan shall be deemed to be a representation and warranty by Borrower on the date of such Revolving Loan as to the accuracy of the facts referred to in this subsection.

(c) Audit of Collateral. At the Bank’s election, the Bank shall have received and conducted an audit of the collateral securing the Loans (including, without limitation, Borrower’s Inventory and Accounts), the results of which shall be satisfactory to the Bank.

3.3 Waiver of Conditions Precedent. If the Bank funds any portion of the Loans hereunder prior to the fulfillment of any of the conditions precedent set forth in this Article III, the making of such Loans shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and the Borrower shall thereafter use its best efforts to fulfill each such condition within thirty (30) days after the funding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Parent, the Affiliate Guarantor and the Borrower represents and warrants to the Bank as follows:

4.1 Corporate Organization and Power. Each of the Parent and its Subsidiaries (a) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect); (c) has full corporate or limited liability company power and authority to execute, deliver and perform the Loan Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization would not have a Material Adverse Effect).

4.2 Corporate Authority: No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or limited liability company power and authority of the Parent and each of its Subsidiaries, (b) have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent and each of its Subsidiaries, (c) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of the Parent’s or any of its Subsidiaries’ articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which it is bound or to which any of its properties are subject, (d) will not violate, conflict with, give rise to any liability under, or constitute a default under any Requirement of Law, and (e) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any Lien that is not a Permitted Lien of any nature upon, or with respect to, the Parent or any of its Subsidiaries or any of their properties.

4.3 Due Execution and Delivery. This Agreement and the other Loan Documents to which the Parent and each of its Subsidiaries is a party have been duly executed and delivered to the Bank by an officer of the Borrower who has been duly authorized to perform such acts.

4.4 Enforceability. This Agreement and the other Loan Documents to which the Parent and each of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Parent and each of its Subsidiaries enforceable against the Parent and each of its Subsidiaries in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.

4.5 Governmental Approval. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent and each of its Subsidiaries is a party and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than those obtained on or before the Closing Date.

4.6 Margin Stock. None of the Parent and its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Loans or any extension of credit hereunder, do not and will not constitute a violation of such Regulations.

4.7 Investment Company. None of the Parent and its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.8 Taxes. None of the Parent and its Subsidiaries is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets unless such tax is being contested in good faith by proper proceedings and adequate reserves satisfactory to the Bank have been established and maintained with respect thereto. The Parent and each of its Subsidiaries has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns to be payable by the Parent and each of its Subsidiaries and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account. No material controversy in respect of the Parent’s or any of its Subsidiaries’ income taxes is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

4.9 Litigation. Except as set forth on Schedule 4.9, there is no judgment, injunction or similar order or decree which, and no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened against or affecting the Parent or any of its Subsidiaries, before any court, commission, panel, board, bureau, arbitrator or any Governmental Authority.

4.10 Financial Statements. The Borrower has delivered to the Bank (i) the audited consolidated balance sheets of the Parent and its Subsidiaries as of June 30, 2007, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of [Pritchett, Siler & Hardy, P.C.] thereon, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of [September 30, 2007], and the related statements of income, cash flows and stockholders’ equity for the nine-month period then ended. Such financial statements contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Parent and each of its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above, the notes thereto, there are no material liabilities or obligations with respect to the Parent and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

4.11 No Material Adverse Change. Since June 30, 2007, there has been no Material Adverse Change, nor to the knowledge of the Parent and each of its Subsidiaries, is any Material Adverse Change threatened or reasonably likely to occur.

4.12 Compliance with Laws. The Parent and each of its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.13 Environmental Compliance. Except as set forth on Schedule 4.13,

(a) (i) no Hazardous Material (other than cleaning supplies, as well as all other substances and materials used in the ordinary course of the Borrower’s operations, manufacturing and other legitimate business processes and operations) is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any property owned, leased or operated by the Parent or any of its Subsidiaries or any portion thereof, and no part of the property owned, leased or operated by the Parent or any of its Subsidiaries (now or in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Material; (ii) no improvements on the property owned, leased or operated by the Parent or any of its Subsidiaries contain any asbestos or substances containing asbestos; (iii) none of the property owned, leased or operated by the Parent or any of its Subsidiaries has been the subject of an environmental audit or assessment, or remedial action; and (iv) to the best of the Parent’s and its Subsidiaries’ knowledge, the foregoing statements are true and correct with respect to all of the real property adjoining any of the property owned, leased or operated by the Parent or any of its Subsidiaries.

(b) None of the property owned, leased or operated by the Parent or any of its Subsidiaries (now or in the past) has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.

(c) There are no underground storage tanks situated on the property owned, leased or operated by the Parent or any of its Subsidiaries and, to the best of the knowledge of the Parent and its Subsidiaries, no underground storage tanks have ever been situated on the property owned, leased or operated by the Parent or any of its Subsidiaries.

(d) All activities and operations of the Parent and each of its Subsidiaries meet all requirements of all applicable Environmental Laws, the Parent and each of its Subsidiaries has not violated any Environmental Law in the past, and the property owned, leased or operated by the Parent or any of its Subsidiaries has never been the site of a violation of any Environmental Law.

(e) None of the Parent or its Subsidiaries has sent a Hazardous Material to a site which, pursuant to any Environmental Law, (i) has been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, or (ii) is subject to, or the source of, a claim, an administrative order or other request to take “response,” “removal,” “corrective” or “remedial” action, as defined in any Environmental Law, or to pay for or contribute to the costs of cleaning up the site.

(f) None of the Parent or its Subsidiaries is involved in any suit or proceeding and has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.

(g) The Parent and each of its Subsidiaries has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained all required data, documentation and records required under all Environmental Laws.

4.14 Ownership of Properties. The Parent and each of its Subsidiaries (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the financial statements referred to in Section 4.10 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.14 lists, as of the Closing Date, all Realty of the Parent and each of its Subsidiaries, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

4.15 Intellectual Property. The Parent and each of its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 4.15 lists, as of the Closing Date, all registered Intellectual Property owned by the Parent of any of its Subsidiaries. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent or the Borrower know of any such claim, and to the knowledge of the Parent or the Borrower, the use of such Intellectual Property by does not infringe on the known rights of any Person.

4.16 Insurance. Schedule 4.16 sets forth, as of the Closing Date, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), workers’ compensation, keyman life insurance, and other forms of insurance owned or held by the Parent or any of its Subsidiaries or pursuant to which any of their respective assets are insured. The assets, properties and business of the Parent or any of its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.17 ERISA. The Parent and each of its Subsidiaries are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

4.18 Full Disclosure. All information heretofore furnished to the Bank by the Parent and each of its Subsidiaries for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished to the Bank by the Parent and each of its Subsidiaries will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Parent and each of its Subsidiaries has disclosed to the Bank in writing any and all facts which materially and adversely affect or may affect (to the extent the Parent or any of its Subsidiaries can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of the Parent or any of its Subsidiaries, or the ability of the Parent or any of its Subsidiaries to perform its obligations under this Agreement or any of the other Loan Documents.

4.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

4.20 Subsidiaries. Except for the Borrower and the Affiliate Guarantor, the Parent has no other Subsidiaries. The Borrower and Affiliate Guarantor have no Subsidiaries. The Parent owns all of the outstanding Capital Stock of the Borrower and the Affiliate Guarantor. Except for the Capital Stock expressly indicated on Schedule I to the Pledge Agreement, there are no shares of capital stock, partnership interests, warrants, rights, options or other equity securities, or other Capital Stock of the Borrower or Affiliate Guarantor outstanding or reserved for any purpose.

4.21 First Priority Liens. Except for Permitted Liens, this Agreement, together with the Security Documents, will create valid, perfected, first-priority security interests in the collateral described in the Security Documents, in each case enforceable against the Parent and each of its Subsidiaries and securing the payment of all obligations purported to be secured thereby.

4.22 Labor Relations. None of the Parent and its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries, and (iii) to the knowledge of the Parent or the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Parent or any of its Subsidiaries. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries.

4.23 Solvency. Each of the Parent and its Subsidiaries is Solvent on a consolidated and individual basis.

4.24 OFAC; Anti-Terrorism Laws.

(a) The Parent and its Subsidiaries are not a Sanctioned Person or does not do business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

(b) The Parent and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until payment in full of all Obligations of the Obligors to the Bank, each of the Parent, the Affiliate Guarantor and the Borrower will, and will cause each of its Subsidiaries to:

5.1 Financial and Business Information. Deliver to the Bank:

(a) Within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, within three (3) days after the Parent files its Quarterly Report on Form 10-Q for with the Securities and Exchange

Commission for such fiscal quarter), a consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal quarter and consolidated statements of income and cash flows for the Parent and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with GAAP applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the period, subject only to audit and year-end adjustments, and certified by the Parent’s president or chief financial officer to be true and accurate;

(b) Within one hundred twenty (120) days after the close of the fiscal year of the Parent (or, if earlier, within three (3) days after the Parent files its Annual Report on 10-K with the Securities and Exchange Commission for such fiscal year), an audited consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income and cash flows for the Parent and its Subsidiaries for the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared by an independent certified public accountant reasonably acceptable to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Parent or its Subsidiaries or with respect to accounting principles followed by the Parent or its Subsidiaries not in accordance with GAAP;

(c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate addressed to the Bank from the independent certified public accountant that in making its audit of the financial statements of the Parent and its Subsidiaries, it obtained no knowledge of the occurrence or existence of any Default or Event of Default under this Agreement, or specifying the nature and period of existence of any such Default or Event of Default; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

(d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by the president or chief financial officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last thy of the period covered by such financial statements;

(e) Prompt notice of any Material Adverse Change; and

(f) Within a reasonable time, upon the Bank’s request, such other information about the property, financial condition and operations of the Parent and its Subsidiaries as the Bank may from time to time reasonably request.

5.2 Notice of Certain Events. Promptly give notice in writing to the Bank of:

(a) All litigation when the Parent or any of its Subsidiaries is a defendant, that would, if adversely determined, be reasonably likely to have a Material Adverse Effect;

(b) Any dispute which may exist between the Parent and any Subsidiary on the one hand and any Governmental Authority on the other or any threatened action by any Governmental Authority to acquire or condemn any of the properties of the Parent or any Subsidiary;

(c) Any proceeding or order before any court or administrative body requiring the Parent or any Subsidiary to comply with any statute or regulation regarding protection of the environment; and

(d) Any Default or Event of Default.

5.3 Existence; Franchises; Maintenance of Properties. (a) Maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect), (b) obtain, maintain and preserve in full force and effect its Intellectual Property and all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not have a Material Adverse Effect, and (c) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business.

5.4 Compliance with Laws. Comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.5 Payment of Obligations. (a) Pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of the Parent or any of its Subsidiaries; provided, however, that the Parent and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such party is maintaining adequate reserves with respect thereto in accordance with GAAP.

5.6 Maintenance of Books and Records; Inspection. (a) Maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it, and (b) permit any employee or representative of the Bank to visit and inspect any of its properties, to examine and audit its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and, upon prior notice to the Parent or the Borrower, its independent public accountants (and by this provision the Parent authorizes said accountants to discuss the finances and affairs of the Parent and its Subsidiaries with the Bank and to provide the Bank with access to such accountants’ work papers), all upon reasonable notice during business hours and as often as may be reasonably requested.

5.7 Maintenance of Insurance. Maintain and pay for insurance with respect to its property, wherever located, covering casualty, hazard, public liability, product liability, boiler, fidelity and such other risks, casualties and contingencies as is customarily maintained by companies in the same or similar businesses similarly situated.

5.8 Compliance with ERISA.

(a) The Parent will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with ERISA and the Code and the regulations and requirements of the PBGC, except where the necessity of such compliance is being contested in good faith through appropriate proceedings.

(b) The Parent and each member of the Controlled Group will make timely payment of contributions required to meet the minimum funding standards set forth in ERISA and the Code with respect to any Plan, and will not take any action or fail to take action the result of which action or inaction could be a material liability for the Parent or a member of the Controlled Group to the PBGC or a Multiemployer Plan. Neither the Parent nor a member of the Controlled Group will participate in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject either the Parent or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.

5.9 Name Change. Notify the Bank at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Borrower shall have executed any required amended or new UCC financing statements and other documents necessary to maintain and continue the perfected security interests of the Bank in all of its collateral and shall have taken such other actions and executed such documents as the Bank shall reasonably require.

5.10 OFAC, PATRIOT Act Compliance. (a) Refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

5.11 Further Assurances. Make, execute, endorse, acknowledge and deliver to the Bank any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Bank to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Bank under this Agreement and the other Loan Documents.

5.12 Lockbox Agreement. Borrower shall, within 60 days of the Closing Date, enter into a lockbox agreement with the Bank with respect to Borrower’s deposit accounts with the Bank, in form and substance satisfactory to the Bank.

ARTICLE VI

FINANCIAL COVENANTS

Each of the Parent, the Affiliate Guarantor and the Borrower covenant and agrees that, until payment in full of all Obligations of the Obligors to the Bank, the Parent will not:

6.1 [Intentionally Omitted.]

6.2 [Intentionally Omitted.]

6.3 [Intentionally Omitted.]

6.4 Capital Expenditures. Permit Capital Expenditures during any fiscal quarter to be greater than the amount set forth below for such applicable fiscal quarter plus any amounts not spent in prior fiscal quarters:

$360,000	for fiscal quarter ended September 30, 2007
$324,000	for fiscal quarter ended December 31, 2007
$324,000	for fiscal quarter ended March 31, 2008
$342,000	for any fiscal quarter ended after March 31, 2008

The Bank agrees to consider any request by the Borrower that the Bank consent to Capital Expenditures in excess of the quarterly amounts permitted under this Section 6.4 (which request shall be accompanied by annual and quarterly budgets of Capital Expenditures); provided, however, the Borrower acknowledges that the Bank may, in its sole discretion, refuse to consent to any such excess Capital Expenditures.

6.5 Minimum Consolidated EBITDA. Permit Consolidated EBITDA of the Parent during any fiscal quarter to be less than the amount set forth below for such applicable fiscal quarter:

$997,934	for fiscal quarter ended September 30, 2007
$1,248,496	for fiscal quarter ended December 31, 2007
$1,385,694	for fiscal quarter ended March 31, 2008
$1,603,894	for any fiscal quarter ended after March 31, 2008

ARTICLE VII

NEGATIVE COVENANTS

Until payment in full of all Obligations of the Obligors to the Bank, each of the Parent, the Affiliate Guarantor and the Borrower will not, and will not permit its Subsidiaries to, without the express prior written approval of the Bank:

7.1 Mergers; Consolidations. Merge or consolidate with or into any other Person, liquidate, wind up or dissolve; provided, however, that any Wholly Owned Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, (i) the Borrower (so long as the Borrower is the surviving or continuing entity) or (ii) any other Wholly Owned Subsidiary (so long as the surviving or continuing entity is a Subsidiary Guarantor), and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

7.2 Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for:

(i) Indebtedness in favor of the Bank incurred under this Agreement and the other Loan Documents;

(ii) Indebtedness secured by Permitted Liens;

(iii) Indebtedness under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(iv) Indebtedness consisting of loans from permanent insurance policies maintained on the life of Reginald M. Fountain, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto; and

(v) purchase money Indebtedness incurred solely to finance Capital Expenditures, including Indebtedness in respect of Capital Lease Obligations, provided that (x) all such Indebtedness does not exceed $2,000,000 in aggregate principal amount outstanding at any time, and (y) prior to its incurrence, the

Borrower provides the Bank with a right of first refusal to provide such Indebtedness.

7.3 Liens and Encumbrances. Create, assume or suffer to exist any Lien in or on any of its property, real or personal, whether now owned or hereafter acquired, except for (collectively, the “Permitted Liens”):

(i) Liens in favor of the Bank created by or otherwise existing under or in connection with this Agreement and the other Loan Documents;

(ii) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable;

(iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

(iv) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect and, if requested by the Bank, the Parent, the Borrower or such Subsidiary has established reserves satisfactory to the Bank with respect thereto;

(v) Liens of judgments, execution, attachment or similar process which will not result or have not yet resulted in the occurrence of an Event of Default as set forth in Sections 8.1(i) or (j) hereof;

(vi) Liens with respect to any Realty occupied by the Parent or any of its Subsidiaries, consisting of (a) easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Bank; and

(vii) Liens securing Indebtedness permitted under Section 7.2(v).

7.4 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property, other than:

(i) the sale or other disposition of inventory or Cash Equivalents in the ordinary course of business, the sale or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder; and

(ii) dividends permitted under Section 7.6.

7.5 Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, “Investments”), except for:

(i) Investments consisting of Cash Equivalents;

(ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case in the ordinary course of business;

(iii) Investments (including equity securities and debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(v) Investments in Subsidiaries existing as of the Closing Date; and

(vi) Investments consisting of cash in life insurance policies insuring the life of Reginald M. Fountain, Jr. so long as such policies are collateral assigned to the Bank on documentation in form and substance to the Bank.

7.6 Restricted Payments. Directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or, options to acquire its Capital Stock, or set aside finds for any of the foregoing, except that:

(i) the Parent and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Capital Stock, in each case to the extent not prohibited under applicable Requirements of Law;

(ii) each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to another

Subsidiary of the Borrower, in each case to the extent not prohibited under applicable Requirements of Law;

(iii) the Borrower may declare and make dividend payments and other distributions in cash so that the Parent may pay the obligations that it is permitted to incur under Section 7.16; and

(iv) the Parent may declare and make dividend payments and other distributions in cash (and the Borrower may make corresponding dividends and distributions to the Parent) if (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) the aggregate amount of all such cash payments in any fiscal year do not exceed twenty-five percent (25%) of the Parent’s Consolidated Net Income for such immediately preceding fiscal year.

7.7 Transactions With Related Persons. Except as otherwise permitted by Sections 7.2 and 7.6, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any indebtedness to or from, any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, except for travel, relocation or other reasonable expense advances to employees in the ordinary course of business; or enter into any transaction with any Affiliate, except pursuant to the reasonable requirements of the business of such Affiliate arid on terms substantially no more favorable to such Affiliate than those that such Affiliate would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Borrower; provided, however, that nothing contained in this Section 7.7 shall prohibit (x) the Borrower from leasing an airplane from Reginald M. Fountain, Jr. so long as the amount of lease payments paid by the Borrower thereunder does not exceed $300,000 in any fiscal year, or (y) the Borrower from making lease payments to Reginald M. Fountain, Jr. for the purposes of paying rent on apartments used by the Borrower’s employees so long as such rent in not in excess of that paid by other tenants in such apartments.

7.8 Sale-Leaseback Transactions. Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that the Parent or any of its Subsidiaries has sold or transferred (or is to sell or transfer) to a Person that is not a party to this Agreement or any of the Loan Documents or (ii) that the Parent or any of its Subsidiaries intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by the Parent or any of its Subsidiaries to another Person that is not a party to this Agreement or any of the Loan Documents, in each case except for transactions otherwise expressly permitted under this Agreement.

7.9 Certain Amendments. (a) Amend, modify or waive, or permit the amendment, modification or waiver of, any provision of material contract; or (b) amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them; in each case other than in a manner that could not reasonably be expected to adversely affect the Bank in any material respect (provided that the Parent or the Borrower shall give the Bank notice of any such amendment, modification or change covered by subsection (b) above, together with certified copies thereof).

7.10 Limitation on Certain Restrictions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Parent or any of its Subsidiaries to perform and comply with their respective obligations under the Loan Documents or (b) the ability of any Subsidiary of the Borrower to make any divi4lend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions: contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.11 No Other Negative Pledges. Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Parent or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.12 Partnerships. Become a partner or joint venturer in any partnership or joint venture.

7.13 Lines of Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto, or make any material change in its business objectives.

7.14 Fiscal Year. Change its fiscal year or its method of determining fiscal quarters.

7.15 Accounting Changes. Other than as permitted pursuant to Section 1.2, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

7.16 Additional Covenants of the Parent. The Parent will comply with the following:

(a) The Parent will not incur, create, assume or suffer to exist any Indebtedness or Lien, except for the Indebtedness created by the Loan Documents and Liens created by the Lean Documents.

(b) The Parent will not conduct, transact or otherwise engage, or commit to transact, conduct or otherwise engage, in any business or operations including owning, leasing, managing or otherwise operating any assets or properties, or make any investments, loans or advances to any Person other than the following:

(i) the ownership of Capital Stock in the Borrower and the Affiliate Guarantor and the exercise of rights and performance of obligations in connection therewith;

(ii) the entry into, and exercise of rights and performance of obligations in respect of this Agreement and any other Loan Document to which it is or may become a party;

(iii) the performance of obligations under and in compliance, with its articles or certificate of incorporation and bylaws, and any applicable law, ordinance, regulation, rule, order, judgment, decree or permit (including the securities laws), including without limitation as a result of or in connection with the activities of its Subsidiaries;

(iv) the incurrence and payment of legal and accounting fees, nominal expenses for corporate overhead and any taxes for which it may be liable; and

(v) other activities reasonably incidental or related to the foregoing.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The Parent, the Affiliate Guarantor or the Borrower, as the case may be, shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement, including without limitation the failure to pay when due any principal amount or any interest, fees or other charges payable under this Agreement, the Notes or under any other Loan Document, for fifteen (15) days after the earlier of (i) the executive management or board of directors of the Parent or the Borrower obtaining knowledge of such failure, or (ii) the Parent, the Affiliate Guarantor or the Borrower receiving written notice of such failure from the Bank;

(b) Any representation, warranty, certification or statement made or deemed made by the Parent, the Affiliate Guarantor or the Borrower in Article IV of this Agreement, in any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(c) The occurrence and continuance of any default or event of default on the part of the Parent or any of its Subsidiaries (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which the Parent or any of its Subsidiaries has incurred any Indebtedness for money borrowed in excess of $1,000,000, which default would permit acceleration of such indebtedness;

(d) The occurrence and continuance of any default or event of default (after any applicable cure period) under any of the other Loan Documents or under any other agreement between any Obligor and the Bank;

(e) The occurrence and continuance of any default or event of default (after any applicable cure period) under the Floor Plan Agreement;

(f) Any Security Document to which the Parent or any of its Subsidiaries is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Bank a valid and perfected security interest in and Lien upon the collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Bank; or the Parent or any such Subsidiary shall assert any of the foregoing; or the Parent or Affiliate Guarantor shall deny or disaffirm its obligations under the Guaranty;

(g) The Parent or any Subsidiary (i) files a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) takes any corporate action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due; (iv) shall apply for, seek or consent to, or acquiesce in, the appointment Of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; or (v) makes an assignment for the benefit of creditors;

(h) Failure of the Parent or any Subsidiary within thirty (30) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of the Parent or such Subsidiary stayed, or failure of the Parent or such Subsidiary within thirty (30) days after the appointment, without its consent or acquiescence, of any custodian, receiver trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated;

(i) The Parent, the Affiliate Guarantor or the Borrower ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

(j) The entry of one or more judgments or orders for the payment of money in excess of $1,000,000 in the aggregate against the Parent or any of its Subsidiaries and such judgment(s) or order(s) shall continue unsatisfied, unbonded and unstayed for a period of sixty (60) days or in any event later than five days prior to the date of any proposed sale thereunder;

(k) The issuance of a writ of execution, attachment or similar process against the Parent or any of its Subsidiaries which shall not be dismissed, stayed, discharged or bonded within sixty (60) days after the executive management or board of directors of the Parent or the Borrower obtaining knowledge thereof or in any event later than five days prior to the date of any proposed sale thereunder;

(l) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Parent and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,000,000;

(m) Any one or more licenses, permits, accreditations or authorizations of the Parent or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Parent or any of its Subsidiaries to ‘be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, if the event giving rise to such action is not remediated within thirty (30) days of notice of any of the foregoing events, would be reasonably likely to have a Material Adverse Effect; or

(n) There shall occur a Change in Control.

8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a) Acceleration of Indebtedness. The Bank may, in its sole discretion, (i) declare all or any part of the Obligations immediately due and payable, whereupon such Obligations shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that all Obligations shall automatically become due and payable upon the occurrence of an Event of Default under Sections 8.1(e) or (g); and

(ii) pursue all other remedies available to it by contract, at law or in equity, including but not limited to its rights under the Security Documents.

(b) Right of Set-off. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower under this Agreement or the other Loan Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c) Rights and Remedies Cumulative: Non-Waiver; etc. The enumeration of the Bank’s rights arid remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrower and the Bank or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Bank or theft agents or employees shall be effective to’ change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE IX

GUARANTY

9.1 The Guaranty.

(a) In order to induce the Bank to enter into this Agreement, each of the Guarantors, jointly and severally, hereby unconditionally and absolutely guarantees to the Bank as primary obligor and not merely as surety, the full and prompt payment and performance when due, whether at stated maturity, acceleration or otherwise, of (i)(A) the Loans to the Borrower under this Agreement and pursuant to the Notes and the other Loan Documents, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrower under the Loan Agreement or any other Loan Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), and (B) all obligations of the Borrower to the Bank under any Hedge Agreements, and (ii) all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or paid by the Bank in connection with any suit, action or proceeding to enforce or protect any of its rights hereunder (collectively, “Guaranteed Obligations”). If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Guarantor, jointly and severally, unconditionally promises to pay such indebtedness to the Bank on order, or demand, together with any and all reasonable expenses which may be incurred by the Bank in collecting any of the Guaranteed Obligations.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of the Guarantors shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantors hereunder, as applicable, shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

9.2 Guaranty Unconditional. The obligations of the Guarantors hereunder shall arise absolutely and unconditionally when the Loans have been made by the Bank to the Borrower and shall be a continuing, absolute and unconditional guaranty that remains in full force and effect until all of the Guaranteed Obligations shall have been paid in full and the period during which any payment of the Guaranteed Obligations to the Bank could be recovered as an avoidable preference under 11 U.S.C. § 547, or any successor provision thereof, has expired. Each of the Guarantors agrees that to the extent all or part of any payment of the Guaranteed Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then, to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and reinstated and continue in full force and effect as if said payment had not been made.

9.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower and each Guarantor’s liability hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Bank on the indebtedness which such Bank repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral, or modification of its obligations hereunder by reason of any such proceeding.

9.4 Independent Obligation. The obligations of each Guarantor hereunder is independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower is joined in any such action or actions.

9.5 Authorization. Each Guarantor authorizes the Bank without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Bank in its discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

9.6 Reliance. It is not necessary for the Bank to inquire into the capacity or powers of the Borrower or any guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7 Waiver.

(a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Bank to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Bank’s power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the indebtedness. The Bank may, at its election, foreclose on any security held by the Bank by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Bank may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the indebtedness has been paid. Each Guarantor waives any defense arising out of any such election by the Bank, even though such election operates to impair or extinguish any right of reimbursement or subrogation, or other right or remedy of such Guarantor against the Borrower or any other party or any security.

(b) Each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Bank shall not have any duty to advise the Guarantors of information known to it regarding such circumstances or risks.

(c) Each Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Bank against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Bank (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby further agrees not to exercise any right to enforce any other remedy which the Bank now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Bank to secure payment of the indebtedness of the Borrower until such time as all of the Guaranteed Obligations shall have been paid in full.

9.8 Application; Set-Off.

(a) Each Guarantor agrees that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that the Bank may have at law, in equity or otherwise against such Guarantor, such Guarantor will, subject to the provisions of Section 9.1(h), forthwith pay or cause to be paid to the Bank, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(b) All payments made hereunder shall be applied upon receipt as follows:

(i) first, to the payment of all reasonable costs and expenses owing to the Bank pursuant to Section 9.1(a)(ii);

(ii) second, after payment in full of the amounts specified in clause (i) above, to the payment of the other Guaranteed Obligations owing to the Bank Section 9.1(a)(i); and

(iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Guaranty, to the Guarantors or any other Person lawfully entitled to receive such surplus.

(c) In addition to all other rights and remedies available under the Loan Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Bank may, and is hereby authorized by the Guarantors, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Guarantors, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by the Bank to or for the credit or the account of any Guarantor against any or all of the obligations of such Guarantor to the Bank hereunder now or hereafter existing, whether or not such obligations may be contingent or unmatured, each Guarantor hereby granting to the Bank a continuing security interest in and Lien upon all such deposits and other property as security for such obligations. The Bank agrees to notify the applicable Guarantor promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE X

MISCELLANEOUS

10.1 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel, in connection with: (i) the preparation, execution, delivery, and filing, if required of this Agreement and the other Loan Documents, (ii) any amendments, supplements, consents or waivers hereto or to the Loan Documents, and (iii) the administration or enforcement of this Agreement and the other Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Loan Documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. It is the intention of the parties hereto that the Borrower shall pay amounts referred to in this Section directly. In the event the Bank pays any of the amounts referred to in this Section directly, the Borrower will reimburse the Bank for such advances and interest on such advance shall accrue until reimbursed at the Default Rate.

10.2 Indemnification. From and at all times after the date of this Agreement, and in addition to all of the Bank’s other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Bank and its directors, officers, employees, agents, successors, assigns and affiliates from and against the following (collectively “Costs”): any and all claims, losses, damages, actions, suits, inquiries, investigations, administrative proceedings, judgments, liens, liabilities, penalties, fines, amounts paid in settlement, requirements of Governmental Authorities, punitive damages, interest, damages to natural resources and other costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and expenses and court costs and fees) arising in any manner, directly or indirectly, out of or by reason of (a) the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents, or any transaction contemplated herein or therein, whether or not the Bank or any other party protected under this Section is a party to any action, proceeding or suit in question, or the target of any inquiry or investigation in question; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence, of such indemnified party (as finally determined by a court of competent jurisdiction), (b) any breach of any of the covenants, warranties or representations of the Borrower hereunder or under any other Loan Document, (c) any lien or charge upon amounts payable hereunder by the Borrower to the Bank or any taxes, assessments, impositions and other charges in respect of the collateral secured by the Security Documents, (d) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any such collateral or the use thereof, (e) any violation or alleged violation of any Environmental Law, federal or state securities law, common law, equitable requirement or other legal requirement by the Borrower or with respect to any property owned, leased or operated by the Borrower (in the past, currently or in the future), or (f) any presence, generation, treatment, storage, disposal, transport, movement, release, suspected release or threatened release of any Hazardous Material on, in, to or from any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by the Borrower (in the past, currently or in the future). All Costs shall be additional Obligations of the Borrower under this Agreement, shall be payable on demand to the party to be indemnified, and shall be secured by the lien of the Security Documents.

10.3 Waiver of Jury Trial. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE NONEXCLUS1VE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE STATE OF NORTH CAROLINA FOR ANY ACTION TO WHICH THE BORROWER AND THE BANK ARE PARTIES. TO THE EXTENT PERMITTED BY LAW, TUE BORROWER WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER PROCEEDING TO WHICH THE BANK IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER THE BORROWER.

10.4 Waiver of Automatic or Supplemental Stay. In the event that a petition for relief under any chapter of the Bankruptcy Code is filed by or against the Borrower, the Borrower promises and covenants that it will not seek a supplemental stay pursuant to Bankruptcy Code § 105 or 3.2 or any other relief pursuant to Bankruptcy Code § 105 or any other provision of the Bankruptcy Code, whether injunctive or otherwise, which would stay, interdict, condition, reduce or inhibit the Bank’s ability to enforce any rights it has, at law or in equity, to collect the Obligations from any Person other than the Borrower.

10.5 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below:

Party	Address

Borrower	Fountain Powerboats, Inc 1653 Whichard’s Beach Road Washington, North Carolina 27889 Attention: Reginald M. Fountain, Jr. Telephone: (252) 975-2000 Fax: (252) 975-0750

Bank	Regions Bank 6805 Morrison Boulevard, Suite 100 Charlotte, North Carolina Attention: Kemp Simmons Telephone: (704) 770-3604 Fax: (704) 362-3594

The Borrower or the Bank may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

10.6 Continuing Obligations. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. The Borrower further agrees that to the extent the Borrower makes a payment to the Bank, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or other similar state or federal statute, or principle of equity, then, to the extent of such repayment by the Bank, the Obligation or part thereof intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received by the Bank.

10.7 Controlling Law. This Agreement has been executed, delivered and accepted at, and shall be deemed to have been made in, North Carolina and shall be interpreted in accordance with the internal laws (as opposed to conflicts of laws provisions) of the State of North Carolina.

10.8 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns and all rights against the Borrower arising under this Agreement shall be for the sole benefit of the Bank.

10.9 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Loan Documents or any portion hereof or thereof, including without limitation the Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. The Bank may assign or sell a participation interest in all or any portion of the Loan to one or more other financial institutions.

10.10 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING, BUT NOT LIMITED TO, THE COMMITMENT LETTERS TO THE BORROWER FROM THE BANK DATED APRIL 26, 2005 AND THE OUTLINE OF PROPOSED TERMS TO THE BORROWER FROM THE BANK DATED SEPTEMBER 4, 2007. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NOTWITHSTANDING THE FOREGOING, THE ORIGINAL LOAN AGREEMENT AND ORIGINAL LOAN DOUCMENTS SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT AS PROVIDED IN ARTICLE XI.

10.11 Amendment. Any provision of this Agreement or any other Loan Document to which the Borrower is a party may be amended if such amendment is in writing and is signed by the Borrower and the Bank. In connection with any amendment entered into in accordance with this Section, the Borrower shall pay to the Bank a fee to be negotiated between the Borrower and the Bank. Payment of such fee by the Borrower to the Bank shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by the Bank.

10.12 Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable by any court of competent jurisdiction, such determination shall not invalidate or render unenforceable any other provision hereof.

10.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.

10.14 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

ARTICLE XI

AMENDMENT AND RESTATEMENT

11.1 Interrelationship with the Original Loan Agreement.

(a) As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Original Loan Agreement and, except as expressly modified herein, (x) all of the terms and provisions of the Original Loan Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Bank, (y) the Obligations under the Original Loan Agreement shall continue to be paid or prepaid on or prior to the Closing Date in accordance with the Original Loan Agreement, and shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement and (z) this Agreement shall not be deemed to evidence or result in a novation or repayment of the Loans and reborrowing hereunder, but obligations under the Original Loan Agreement and Liens securing payment and performance thereof shall in all respects be continuing as Obligations under this Agreement and Liens securing payment and performance thereof.

(b) All references in the other Loan Documents and the Loan Documents executed in connection with the Original Loan Agreement (the “Original Loan Documents”) to the Original Loan Agreement or the “Loan Agreement” shall be deemed to include references to this Agreement, as amended, restated, supplemented or otherwise modified from time to time. All Obligations of the Borrower under the Original Loan Agreement shall be governed by this Agreement from and after the Closing Date. The Loan Documents executed in connection with the Original Loan Agreement shall remain in full force and effect. All references to the Original Loan Agreement in the Original Loan Documents shall be deemed to refer to this Agreement without further amendment thereof.

(c) Each Obligor hereby acknowledges and agrees that each of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Closing Date, to which such Obligor is a party remains in full force and effect and hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Closing Date, to which it is a party and, to the extent such Obligor granted Liens on or security interests in any of its properties pursuant to any of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Closing Date, as security for the Obligations, such Obligor, as the case may be, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests secure all of the Obligations and remain in full force and effect after giving effect to this Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Bank under the Original Loan Agreement or any Original Loan Document, nor constitute a waiver of any provision of the Original Loan Agreement or any Original Loan Document, except as specifically set forth therein.

11.2 Confirmation of Existing Obligations. The Borrower and each other Obligor acknowledges and agrees that as of the Closing Date, the outstanding balance of the loans (including accrued interest thereon but excluding all of the fees and expenses (including professional fees and expenses) related thereto) under the Original Loan Agreement was $[            ] and that neither the Borrower nor any other Obligor has any defense, counterclaim or setoff with respect to the payment thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:

FOUNTAIN POWERBOATS, INC.

By:	/s/ Reginald M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board/Chief Executive Officer

PARENT:

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:	/s/ Reginald M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board/Chief Executive Officer

AFFILIATE GUARANTOR:

FOUNTAIN DEALERS’ FACTORY SUPER STORE, INC.

By:	/s/ Reginald M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman of the Board

BANK:

REGIONS BANK

By:	/s/ William W. Teegarden
Name:	William W. Teegarden
Title:	Vice President

[EXHIBITS AND SCHEDULES OMITTED]